The following is an overview of the results of operations for the first quarter of 1998 and the year ended December
31, 1997 of CNB Bancshares, Inc. ("Company") on a pro forma basis after giving effect to the merger with Pinnacle
Financial Services, Inc. ("Pinnacle") which was consummated on April 17, 1998, and accounted for as a pooling of interests (the "Pinnacle Acquisition").

                          Overview

First quarter 1998 diluted net income per share of $.58 was 12% higher than the first quarter of 1997. Net income for the quarter was $19.6 million compared to $18.6 million and $17.5 million for the fourth and first quarters of 1997, respectively. Annualized returns on average assets and average shareholders' equity for the quarter ended March 31, 1998, were 1.20% and 15.32%, respectively, compared with 1.13% and 14.41% for the same period of 1997.

Diluted net income per share for the year ended December 31, 1997, was $1.78, an increase of 12% over the $1.59 earned in 1996. Net income for 1997 was negatively impacted by restructuring charges and conforming loan loss methodologies from Pinnacle's August 1997 acquisitions of Indiana Federal Corporation ("IFC") and CB Bancorp, Inc. ("CB"). The restructuring charges and conforming loan loss methodologies reduced net income by $8.4 million and $6.0 million, respectively, and diluted income per share by $.25 and $.18, respectively. Net income for 1996 included a one-time assessment, required of all financial institutions with deposits insured by the Savings Association Insurance Fund
(SAIF), which reduced net income and diluted income per share by $6.6 million and $.20, respectively. Excluding these nonrecurring items, diluted net income per share for 1997 of $2.21 increased 23% from $1.79 in 1996.

The Company's earnings in 1997 resulted in returns on average assets and shareholders' equity of .93% and 12.02%, respectively, compared with a return on average assets of
 .91% and return on average shareholders' equity of 11.16% in 1996. Exclusive of the restructuring charges, conforming adjustment, and SAIF assessment, returns on average assets and shareholders' equity were 1.15% and 14.94%, respectively, in 1997 compared to 1.03% and 12.55% in 1996, respectively.

                Loans and Net Interest Income

Average loans, excluding residential mortgages, of $2.7 billion grew 13.2% in the first quarter of 1998 from the same period in 1997. Including residential mortgages, average loans increased 5.2% from the first quarter of 1997 and declined slightly from the fourth quarter of 1997. The Company intends to continue growing the commercial and consumer loan sectors of its loan portfolio while selling its residential mortgage production. This strategy, combined with normal prepayments, resulted in residential mortgages declining
$87.3 million between December 31, 1997, and March 31, 1998.


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Net interest income for the first quarter of 1998 was $780
thousand greater than the first quarter of 1997 due to increased earning assets offset by a lower net interest margin. The margin was 3.89% for the first quarter of 1998 compared to 3.95% for the first quarter of 1997. The flat yield curve, combined with increased competition and pre-payments, resulted in yields on loans and securities falling and reducing the yield on interest earning assets and the net interest margin.

Average loans for 1997 grew $406 million from 1996, principally from increased commercial and commercial real estate lending and mortgage loans purchased under agreements to resell. The net interest margin was 3.94% for 1997 versus 4.03% for the previous year. The strong loan growth came at marginally lower rates causing average loan yields to fall. The net interest margin also declined in 1997 due to the sale of the Company's credit card portfolio and additional investment in corporate-owned life insurance, the income on which is recorded as non-interest income.

         Asset Quality and Provision for Loan Losses

The allowance for loan losses at March 31, 1998, was $55.2 million, or 1.40% of loans, compared to $55.2 million and 1.38% at year-end 1997. Non-performing loans consist of loans classified as troubled debt restructurings and loans on non-accrual status. The Company's non-performing loans as of March 31, 1998, totaled $29.9 million, an increase of $1.9 million from December 31, 1997. The allowance for loan losses represented 1.84 times non-performing loans on March
31, 1998. Risk assets, which include non-performing loans, foreclosed properties and loans past due 90 days or more and accruing, were $44.3 million at March 31, 1998, or 1.12% of loan-related assets. The provision for loan losses was $3.3 million for the first quarter of 1998 representing .34% of average loans on an annualized basis. Net charge-offs were
 .34% of average loans for the quarter, slightly better than the .37% for the first quarter of 1997.

The allowance for loan losses at December 31, 1997, was $55.2 million or 1.38% of loans compared to $46.2 million and 1.25% the prior year-end. Non-performing loans at December 31, 1997, totaled $28.0 million, a decrease of $5.6 million from December 31, 1996. The allowance for loan losses was 1.97 times non-performing loans at December 31, 1997, compared to 1.37 times at year-end 1996. Risk assets declined $6.3 million to $44.1 million at year-end. The provision for loan losses totaled $24.9 million in 1997, an increase of $11.6 million over the prior year, principally as a result of additional provisions to conform the loan loss methodologies of IFC and CB to that of Pinnacle. Net charge-offs for 1997 increased to .42% of average loans from .36% in 1996, also as a result of conforming loan loss methodologies.

                     Non-Interest Income

Non-interest income in the first quarter of 1998 was $22.2 million, increasing $5.0 million or 29% from the same period in 1997, of which $459 thousand related to the January 1, 1998, acquisition of Wedgewood Partners, Inc. ("Wedgewood"), a full service


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broker/dealer and asset manager.  Service
charges on deposits increased 22% compared to the first quarter of 1997 as a result of an increased number of deposit accounts and chargeable services, higher activity fees and new fee sources, combined with improved efforts to collect a greater percentage of assessable fees. Mortgage banking revenue increased due to strong demand for new and refinanced residential mortgages and increased loan sales. Other income increased $1.1 million as compared to the first quarter of 1997, principally due to the Company's increased investment in a corporate-owned life insurance program.

Non-interest income represented 24.8% of net fully tax equivalent revenues in 1997 as compared to 23.6% in 1996.
Service charges on deposit accounts increased 16% in 1997 compared to 1996 as a result of an increased number of deposit accounts and chargeable services, higher activity fees and new fee sources combined with improved efforts to collect a greater percentage of assessable fees.

Trust and plan administration fees increased $2.1 million to $9.8 million in 1997. The May 31, 1996, acquisition of Small Parker & Blossom, a third party administrator of employee benefit plans, accounted for $1.3 million of this increase. Trust fee income, which is based primarily on the market value of assets under management or custody, also increased over 1996.

Mortgage banking revenue decreased $1.3 million in 1997 due primarily to gains recorded in 1996 from the securitization of large pools of residential mortgage loans offset by increased mortgage origination activities. Other income increased $6.5 million in 1997 compared to 1996. The Company recorded a gain of $646 thousand from the sale of its credit card portfolio. The remaining increase was principally due to increased revenues of $1.8 million from a corporate-owned life insurance program, $481 thousand from the expiration of interest rate option contracts, $412 thousand from net securities trading account gains and $472 thousand from non-customer ATM access fees.

                    Non-Interest Expense

Non-interest expense increased 9%, or $3.9 million, in the first quarter of 1998 compared to the first quarter of 1997, generally due to increased business activity and the Wedgewood acquisition. The Wedgewood acquisition accounted for $545 thousand of the expense increase.
Salaries and employee benefits increased $1.1 million to $24.1 million in the first quarter from the same period in 1997.

     Non-interest expense increased $6.3 million, or 3.3%, in 1997 compared with 1996. This increase was principally due to increased compensation of $10.2 million, data processing of $2.1 million, professional fees of $2.8 million, and other expenses of $3.0 million, which were offset by a reduction in the FDIC premiums of $2.4 million and the one-time SAIF assessment in 1996 of $11.0 million. Included with the 1997 expenses were $11.5 million of restructuring charges recorded by Pinnacle in connection with its mergers with IFC and CB, which increased compensation by $4.6 million, data processing by $2.2


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million, professional fees by $2.0 million and other expenses by $2.7 million. Exclusive of the restructuring charges in 1997 and the SAIF assessment in 1996, non-interest expense increased 3.2% in 1997 compared with 1996. Incentive compensation accounted for a significant portion of the remaining increase in compensation expense as the Company continues to emphasize performance-based awards tied to net income per share and product sales. Occupancy expense and equipment related expenses increased $1.6 million due to expanded business activities and equipment upgrades required to facilitate the growth from acquisitions.

                   Merger Related Charges

     In connection with the Pinnacle Acquisition, the Company will record during the second quarter of 1998, one-time merger related charges of $41.3 million. The charges include $8.3 million in technology-related costs (including contract terminations and software and equipment write-offs), $9.7 million in severance pay and other personnel related expenses, $6.7 million for professional fees, $11.2 million in conforming accounting policies of Pinnacle to those of the Company, and $5.4 million in other costs. The after-tax effect of these charges is $30.0 million or $.89 per share. These charges are greater than the Company originally anticipated principally due to conforming Pinnacle's accounting policies to the Company's more conservative policies for revenue and expense recognition under generally accepted accounting principles, greater severance pay under employment contracts and a higher level of attrition, and other costs including write-downs of equity investments.